Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We consent to the incorporation by reference in the registration statement Form S-8 of Guaranty Federal Bancshares, Inc. of our report dated March 22, 2004, relating to the consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2003 and June 30, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for the six months ended December 31, 2003, and for each of the three years in the period ended June 30, 2003, which report appears in the Annual Report on Form 10-K of Guaranty Federal Bancshares, Inc. for the transition period ended December 31, 2003, and filed with the Securities and Exchange Commission on March 30, 2004.

We consent to the incorporation by reference in the registration statement Form S-8 of Guaranty Federal Bancshares, Inc. of our report dated July 24, 2003, relating to the consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of June 30, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2003, which report appears in the Annual Report on Form 10-K of Guaranty Federal Bancshares, Inc. filed with the Securities and Exchange Commission on September 29, 2003.

/s/BKD, LLP
Springfield, Missouri
August 3, 2004